UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2013

Constant Contact, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001- 33707	04-3285398
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Trapelo Road Waltham, Massachusetts		02451
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 472-8100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2013, the Compensation Committee of the Board of Directors (the “Committee”) of Constant Contact, Inc. (the “Company”) approved changes to the compensation of Christopher M. Litster, a named executive officer (as identified in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders), in recognition of his promotion to the position as the Company’s Senior Vice President, Chief Sales and Marketing Officer. Effective April 1, 2013, Mr. Litster’s annual base salary will increase from $250,000 to $275,000 and his annual bonus target under the Company’s 2013 Executive Cash Incentive Bonus Plan (the “Bonus Plan”) will increase from 40% to 60% of his annual base salary. Under the Bonus Plan, sixty percent of Mr. Litster’s target cash incentive bonus will be allocated to a quarterly consolidated revenue growth metric, 15% of his target cash incentive bonus will be allocated to an adjusted EBITDA margin metric, which is generally calculated by taking net income calculated in accordance with U.S. generally accepted accounting principles, adding depreciation and amortization and stock based compensation expense, adjusting for taxes and contingent consideration adjustment, if any, and subtracting interest and other income and then dividing by revenue, and 35% of his target cash incentive bonus will be allocated to individual performance objectives. Additionally, Mr. Litster’s $25,000 discretionary cash bonus approved on December 4, 2012 will be paid as part of his bonus for the second quarter of 2013. The Committee also voted to grant to Mr. Litster under the Company’s 2011 Stock Incentive Plan (i) an option to purchase 10,000 shares of the Company’s common stock with an exercise price of $13.75 per share (the “Option”) and (ii) a restricted stock unit for 5,000 shares of the Company’s common stock (the “RSU”). The Option and RSU will each vest as follows: 25% will vest on March 4, 2014, and an additional 6.25% will vest quarterly thereafter, such that the Option and RSU will be fully vested on March 4, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTANT CONTACT, INC.

Date: March 5, 2013	By:	/s/ Robert P. Nault
Robert P. Nault
Vice President and General Counsel